Exhibit 99.1

Professional Holding Corp. Authorizes Stock
Repurchase Plan

Coral Gables, FL (March 6, 2020)-- On March 2, 2020, the Board of Directors of Professional Holding Corp. (NASDAQ: PFHD), authorized a stock repurchase plan providing for the repurchase of up to $10 million of the Company’s currently outstanding shares of Class A Common Stock. The timing, price and volume of any stock buy-back will be based on market conditions, relevant securities laws and other factors.

Repurchase of the Company’s Class A Common Stock may be made from time to time through solicited or unsolicited transactions in the open market, in privately negotiated transactions, block purchases or pursuant to a Rule 10b5-1 plan.  The program may be discontinued or amended at any time.

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 About Professional Holding Corp. and Professional Bank:

Professional Holding Corp. (Nasdaq: PFHD),  is the financial holding company for Professional Bank, a Florida state-chartered bank established in 2008. Professional Bank focuses on providing creative, relationship-driven commercial banking products and services designed to meet the needs of small to medium-sized businesses, the owners and operators of these businesses, other professional entrepreneurs and high net worth individuals. Professional Bank currently operates through a network of five banking centers and four loan production offices in the Miami Metropolitan Statistical Area, as well as its Digital Innovation Center located in Cleveland, Ohio. As of December 31, 2019, the Company had total consolidated assets of approximately $1.05 billion.

Media contacts:

Todd Templin or Eric Kalis

BoardroomPR

(954) 370-8999

Media contacts:

Todd Templin or Eric Kalis,  BoardroomPR

ttemplin@boardroompr.com/ekalis@boardroompr.com

954 370 8999